Exhibit 10.5.3.2
Detroit New York Chicago Dallas
November 3, 2006
Robert May
Calpine Corporation
50 West San Fernando Street
San Jose, CA 95113
Re: Agreement for Restructuring Services
This letter is the first amendment of the Agreement dated December 17, 2005 (the “Agreement”), between AP Services LLC, a Michigan limited liability company (“APS”) and Calpine Corporation (“Calpine” or the “Company”). Unless otherwise modified herein, the terms and conditions of the Agreement remain in full force and effect.

Tasks
The following tasks are added to those stated in the Agreement:
•	Assist in the review and assessment of executory contracts to identify rejection opportunities.

•	Collaborate with internal and external legal counsel to develop strategies for dealing with uneconomic contracts that cannot be rejected due to jurisdictional issues.

•	Support Company process to evaluate and sell certain plants and assets that are no longer strategically relevant to Calpine.

•	Assist in the development and process for completing the monthly operating reports and other reporting required during the bankruptcy.

•	Assist the Company in analyzing and reconciling Chapter 11 bankruptcy claims, including reclamation analysis and potential preferences.

•	Advising the Company’s accounting department on certain reporting requirements and evaluating the closing process to accelerate the reporting of financial results.

•	Support US company and evaluate issues related to the Canadian chapter 11 filing.

•	Develop analysis to assess solvency of CES, LP and the trading operations, including evaluating interco transactions.
2000 Town Center | Suite 2400 | Southfield, MI | 48075 | 248.358.4420 | 248.358.1969 fax | www.alixpartners.com

Calpine Corporation
November 3, 2006

•	Work with the Company to identify the total population of inter-company general ledger accounts and to understand the purpose and nature of activity for each inter-company account.

•	Work with management and the Company’s outside counsel to review a sample of structured finance transactions, assess the economic value of the transactions, and identify potential pre and post-petition claims for the respective transactions.

•	Maintain a controlled and repeatable forecasting methodology for the Debtors’ trading operations to provide a forecast of cash flows based on current commodity prices and dispatch trends rather than historical trends.

•	Develop a model whereby contractual toll payments indexed to power and gas prices can be updated on a weekly basis to account for changes in the commodity price index.

•	Assist the Company by providing an analyst in the Treasury department responsible for maintaining a daily bank reconciliation between forecasted and actual cash flow activity for all cash accounts that sweep to Corp (over 20 accounts).

•	Assist the Company by providing an analyst in the Credit Department responsible for interacting with all counterparties on a daily basis, assessing the net exposure between the counterparty and Calpine, and determining if any cash collateral will need to posted or can be colleted. This analyst maintains the information and documentation that will allow the Director of Credit the ability to help minimize the working capital required in the trading organization.

•	Assist the Company and its legal advisors in identifying possible substantive consolidation scenarios, as well as support the Company in understanding both the third-party and intercompany affiliate claims associated with each legal entity and scenario

•	Managing the transition of accounting and finance functions from San Jose to Houston, to include:
•	Retentions of key San Jose staff through an appropriate transition period

•	Recruiting, retention and training of new staff in Houston

•	Transitioning of duties from San Jose staff to Houston staff
•	Diagnosis and develop strategies and tactics to enhance processes surrounding accounting close and consolidation

Calpine Corporation
November 3, 2006

Staffing
The Staffing section of the Agreement is replaced in its entirety by the following:
APS will provide Lisa Donahue to serve as the Company’s Chief Financial Officer, reporting to the Company’s Chief Executive Officer. Working collaboratively with the senior management team, the Board of Directors and other Company professionals, Ms. Donahue will assist the Company in evaluating and implementing strategic and tactical options through the restructuring process. She will be assisted by Michael Feder and a staff of professionals at various levels as provided on Exhibit A, all of whom have a wide range of skills and abilities related to this type of assignment. In addition, we have relationships with and periodically retain independent contractors with specialized skills and abilities to assist us.
Staffing levels and assignments shall be determined through consultation between the Company and APS. The staff may be assisted by or replaced by other professionals at various levels, as required. APS will keep the Company informed as to APS’ staffing and will add additional staff to the assignment after consulting with the Company.
If APS finds it desirable to augment its professional staff with independent contractors (an “I/C”) in this case, it shall do so consistent with applicable bankruptcy law.

Schedule 1, Fees and Expenses
Section 2, Contingent Success Fee, of Schedule 1 is replaced in its entirety with the following:
APS shall be eligible to receive an Emergence Incentive Bonus of up to $6.0 million earned upon consummation of a confirmed plan of reorganization. The threshold at which such bonus shall be earned and the maximum amount of the Emergence Incentive Bonus shall be as specified in the schedule attached hereto; provided that it shall remain within the sole discretion of the CEO to reduce the Emergence Incentive Bonus below the maximum amount specified in the schedule.
Please see the attached schedule for a detailed analysis of the APS Incentive Bonuses.
APS reviews and revises its billing rates on January 1 of each year. However, rates were not revised for the Temporary Staff in place on the engagement at January 1, 2006. Therefore, APS will be returning to standard rates effective January 1, 2007

Exhibit A
The attached Exhibit A replaces in its entirety the Exhibit A attached to the Agreement.

Calpine Corporation
November 3, 2006

APS reviews and revises its billing rates on January 1 of each year. However, rates were not revised for the Temporary Staff in place on the engagement at January 1, 2006. Therefore, APS will be returning to standard rates effective January 1, 2007

Exhibit A
The attached Exhibit A replaces in its entirety the Exhibit A attached to the Agreement.
* * *
This letter is supplemental to, and not in lieu of, the Agreement, and, except as modified herein, the Agreement shall remain in full force and effect.
Sincerely yours,
AP Services, LLC
/s/ Lisa J. Donahue
Lisa J. Donahue
Managing Director
Acknowledged and Agreed to:
CALPINE CORPORATION

By: Its:	/s/ Robert P. May
Dated:

AP Services, LLC
Employment by Calpine Corporation
Exhibit A — Temporary Employees
Individuals with Executive Officer Positions

			Commitment
Name	Description	Hourly Rate	Full[1] or Part Time

Lisa Donahue	Chief Financial Officer	$670	Full

Additional Temporary Employees

			Commitment
Name	Description	Hourly Rate	Full[1] or Part[2]Time
Amanda Knudsen	Claims Resolution	$220	Full

Timothy Rosolio	Claims Resolution	$220	Full

Christopher Anderson	Contract Resolution	$260	Full

Aleksandra Bozic	Contract Resolution	$280	Full

Adam Hollerbach	Treasury Analyst	$300	Full

Robert Albergotti	Restructuring	$300	Full

Andrew Baker	Intercompany claims	$300	Full

Ryan Thurber-Dean	Contract Resolution	$300	Part

Robb McWilliams	Claims Management	$300	Full

Lauren Schulman	Intercompany Claims	$300	Full

Terry Singla	Cash Management and Forecasting	$320	Full

Meaghan Frawley	Intercompany Claims	$330	Full

Drew Lockard	Claims Management	$330	Full

Kevin Montague	Restructuring	$350	Full

Kyle Braden	Cash Management and Forecasting	$380	Full

Salvador Caputto	Accounts Payable	$380	Full

Jeffrey Webb	Credit Analyst	$380	Full

Heather Stack	Intercompany Claims	$380	Full

Tamie Vitek	Accounting	$425	Full

Jon Shell	Accounting	$430	Full

Henry Colvin	Restructuring	$440	Full

David Johnston	Restructuring	$460	Full

Bryan Porter	Claims Management	$460	Full

Thomas Osmun	Business Plan/Restructuring	$480	Full

Deborah Rieger-Paganis	Contract Resolution	$480	Full

Barry Folse	Claims Management	$480	Full

Doug Jung	Intercompany Claims	$495	Full

Michael Tinsely	Contract Resolution	$495	Full

Jamie Lisac	Contract Resolution	$495	Full

Robert Rakowski	Contract Resolution	$495	Full

John Castellano	Cash Management, Forecasting and Restructuring	$510	Full

Jared Yerian	Restructuring	$590	Part

Michael Feder	Restructuring	$630	Full

The parties agree that Exhibit A can be amended by APS from time to time to add or delete staff, and the Monthly Staffing Reports shall be treated by the parties as such amendments.

[1]	Full time is defined as substantially full time.

[2]	Part time is defined as approximately 2-3 days per week, with some weeks more or less depending on the needs and issues facing the Company at that time.

Calpine Corporation
AP Services, LLC Compensation Summary
($MM)

Additional Emergence Incentive Component	-	At the discretion of the CEO, upon consummation of a confirmed plan of reorganization, earned on achievement of Market Adjusted Enterprise Value (“Market AEV”) (1) and Plan Adjusted Enterprise Value (“Plan AEV”) metrics(2)

	-	To be earned beginning at Initial Market AEV hurdle of $5.0 billion provided that Plan AEV is greater than $5.0 billion

	-	Increase by $133,334 for each $100 million increase in market AEV over $4.5 billion(3) provided that payments do not exceed $4.0 million and Total Incentive Bonus does not exceed $6.0 million.
Plan Adjusted Enterprise Value > $5,000

				Market Adjusted Enterprise Value

	$3,500	$4,000	$4,500	$5,000	$5,500	$6,000	$6,500	$7,000	$7,500	$8,000	$8,500	$9,000

Minimum Emergence Bonus	*	*	*	$2.00	$2.00	$2.00	$2.00	$2.00	$2.00	$2.00	$2.00	$2.00
Valuation Component	—	—	—	0.67	1.33	2.00	2.67	3.33	4.00	4.00	4.00	4.00
% of Valuation Increase				0.13%	0.13%	0.13%	0.13%	0.13%	0.13%	0.00%	0.00%	0.00%

Total Incentive Bonus	$0.00	$0.00	$0.00	$2.67	$3.33	$4.00	$4.67	$5.33	$6.00	$6.00	$6.00	$6.00

(1)	Market AEV shall be equal to: The market value of debt that is primarily the obligation of reorganized Calpine Corporation (“Calpine”) (i.e., debt other than all project-level debt and guarantees thereon including, without limitation, notes payable, capital leases, project loans, project-level preferred interests, and sale lease back obligations (collectively, “Project-Level Debt”); plus the market value of preferred equity at reorganized Calpine; minus cash on the balance sheet of reorganized Calpine upon the effective date of a Plan or Reorganization (other than any restricted cash held by direct or indirect subsidiaries posted in favor of trading counterparties, cash posted to collateralize letters of credit and pre-petition asset sales proceeds in escrow); plus the market value of reorganized Calpine’s common stock (and any other equity-link securities including warrants) excluding non-vested equity (including options) issued as part of the management incentive compensation pursuant to a Plan of Reorganization. All market prices shall be calculated as a 10-day average beginning on the 60th trading day following the consummation date and for the following nine (9) trading days. Prices for debt and preferred equity shall be calculated as an average price based on AdvantageData (ADI quote), Factset, Market Loans (LoanX) and Bloomberg. The average market price for any given debt, preferred or convertible security on any given day shall be equal to the average of the trade prices for all trades recorded on that day greater than or equal to $1 million of said security. Any corporate-level debt, equity or equity-linked security (“Corporate-Level Securities” for which there is no publicly quoted price shall be valued at face value. Volume weighted-average prices for common equity shall be determined by reference to Bloomberg’s AQR function. Market AEV shall be further adjusted for the exclusion of any debt or other securities issues at reorganized Calpine used to refinance Project-Level Debt.

(2)	Plan AEV shall be equal to: Total Enterprise Value, as set forth in a confirmed Plan of Reorganization and/or its accompanying Disclosure Statement, plus cash (excluding cash escrowed from pre-petition asset sales) which will be distributed on or around the effective date in accordance with said Plan of Reorganization (excluding any cash raised through any and all post-petition and exit financing transactions); minus the book value of all Project-Level Debt. Plan AEV shall be further adjusted upward, to include 9a) cash received from asset sales consummated post-petition used to repay any Corporate-Level Securities prior to the consummation of the Plan of Reorganization; and (b) corporate-level cash used to repay Corporate-Level Securities during the pendency of the chapter 11 cases (excluding any cash raised through all pre- or post-petition financing and cash held in escrow from pre-petition asset sales).

(3)	Equivalent to 13.3 bps for each incremental $100 million in AEV achieved.

*	APS will have the same threshhold as for the senior executives in the Emergence Incentive Plan.